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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 28, 2001

Commission File Number: 1-9759

IMC Global Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3492467 (I.R.S. Employer Identification No.)

100 South Saunders Road Lake Forest, Illinois 60045 (847) 739-1200

(Address and telephone number, including area code, of registrant's principal executive offices)

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Item 5. Other Events.

  The following is the text of a press release issued by IMC Global Inc. on September 28, 2001.

IMC GLOBAL COMMENTS ON THIRD QUARTER AND FULL-YEAR OUTLOOK

  LAKE FOREST, IL, September 28, 2001 - IMC Global Inc. (NYSE: IGL) announced today that its third quarter and full-year results, before   special charges, would be lower than the prior outlook and current consensus analyst estimates.
  Primarily due to weaker potash volumes from a poor start to the domestic fall season and reduced export demand, as well as continued depressed   phosphate market fundamentals, the Company now expects to report a loss from continuing operations of 15 to 20 cents per share in the third   quarter. As a result, IMC estimates that full-year results could be a loss from continuing operations of approximately 10 cents per share.
  "Despite tough near-term conditions for the rest of 2001, we see growing indications of a significant rebound in Chinese phosphate imports starting   later this year and into next year, both from the increasing likelihood of China's admittance into the World Trade Organization and concurrent signals   of solid, underlying product demand," said Douglas A. Pertz, Chairman, President and Chief Executive Officer of IMC Global.
  For the six months ended June 30, 2001, IMC reported earnings from continuing operations of 16 cents per share. The Company is currently   scheduled to report third quarter results on Thursday, October 25.
  IMC noted that these third quarter and full-year estimates do not include the income statement impact on continuing operations of recording quarterly   changes in the fair market value of its forward stock repurchase contract of 5.4 million shares of common stock. As previously announced, this   requirement is effective with the quarter ending September 30, 2001 as the result of adoption of a change in accounting principle.
  IMC Global is the world's largest producer and marketer of concentrated phosphates and potash crop nutrients for the agricultural industry. With   2000 revenues of $2.1 billion and EBITDA of $398 million from continuing operations ($547 million including discontinued operations), IMC also is   a leading global provider of feed ingredients for the animal nutrition industry. For more information, visit IMC Global's Web site at   www.imcglobal.com.
  (This news release contains forward-looking statements that are based on current expectations; actual results may differ materially. These statements are not   guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially   from those expressed in the forward-looking statements.)

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IMC Global Inc.
/s/ J. Bradford James J. Bradford James Executive Vice President and Chief Financial Officer

Date: October 1, 2001